Exhibit 99.1

pressrelease

Contacts:
Media Relations	Investor Relations
Mike Jacobsen	Christopher Bast
+1 330 490 3796	+1 330 490 6908
michael.jacobsen@diebold.com	christopher.bast@diebold.com
FOR IMMEDIATE RELEASE:
Nov. 2, 2009
DIEBOLD NAMES BRADLEY C. RICHARDSON CHIEF FINANCIAL OFFICER
     NORTH CANTON, Ohio — Diebold, Incorporated (NYSE: DBD) today announced that Bradley C. Richardson has been named executive vice president and chief financial officer (CFO). He will join the company and assume the CFO role effective November 23. Richardson, 51, comes to Diebold from Modine Manufacturing Company, where he most recently served as executive vice president, corporate strategy and CFO. Richardson has held the CFO position at Modine since 2003. Based in Racine, Wis., Modine is a $1.4 billion auto, heavy-duty parts and specialty heating and air conditioning manufacturer with 32 facilities worldwide in 15 countries.
     Richardson has broad experience in all elements of global finance, including tax, treasury, financial control, pension management, and corporate development. Throughout his career, Richardson has demonstrated expertise in effective working capital management, mergers and acquisitions, capital markets, developing performance management processes, as well as establishing sound financial controls and financial systems infrastructure.
     Prior to joining Modine, Richardson spent more than 20 years with BP Amoco in a variety of senior financial and international operational posts. These included vice president, performance management planning and control for BP Amoco’s Upstream business segment, based in London; president of BP Amoco’s Caracas, Venezuela operation; and chief financial officer of the Amoco Energy Group, North America.
     “Brad’s unique combination of experience in both financial and operational arenas and his collaborative, goal-oriented approach to business challenges will add significant value to our company,” said Thomas W. Swidarski, Diebold president and chief executive officer. “Brad will provide Diebold with outstanding leadership, strategic insight, broad experience in implementing sound financial practices and an approach that I feel will resonate with our associates, shareholders and customers.”
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DIEBOLD NAMES BRADLEY C. RICHARDSON CHIEF FINANCIAL OFFICER/PAGE 2
     Richardson holds a bachelor’s degree in economics and finance from Miami University (Ohio), an MBA in accounting and finance from Indiana University, and a CPA certificate in Illinois. He is a member of the board of directors of Tronox, Inc. (formerly Kerr McGee Chemicals) and Brady Corporation. An Ohio native, Richardson will relocate to the Akron/Canton region in the near future.
About Diebold
     Diebold, Incorporated is a global leader in providing integrated self-service delivery and security systems and services. Diebold employs more than 17,000 associates with representation in nearly 90 countries worldwide and is headquartered in Canton, Ohio, USA. Diebold is publicly traded on the New York Stock Exchange under the symbol ‘DBD.’ For more information, visit the company’s Web site at www.diebold.com, or visit www.diebold.com/150 to learn more about Diebold’s 150-year history.
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